Exhibit 99.1

Media Contact: Melanie Vuynovich Double Forte 415.848.8122 mvuynovich@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2009 RESULTS

EMERYVILLE, Calif. – April 28, 2009 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter 2009 results for the period ended March 29, 2009, which included 13 weeks.

In this release, the Company:

•	Reports first quarter diluted earnings per share of $0.23, an increase of 53% versus last year,

•	Reports net revenue of $72.1 million, an increase of 7% versus last year, and

•	Reaffirms guidance for 2009 of diluted earnings per share of $0.94 to $1.00.

For the 13 weeks ended March 29, 2009, net revenue increased 7% to $72.1 million from $67.1 million for the corresponding period last year.

Net income for the quarter was $3.1 million, or $0.23 per share, compared to $2.1 million, or $0.15 per diluted share, for the corresponding period last year.

“Our strong profit this quarter reflects the power of the Peet’s brand and our ability to leverage the people, plant and systems infrastructure we’ve built to drive improved results,” said Patrick O’Dea, president and CEO of Peet's Coffee & Tea. “The combination of focusing on our highly loyal customer base and executing with excellence across the Company is enabling us to grow quite profitably despite the challenging economic environment.”

Financial and Operating Summary

Retail net revenue increased 8% to $48.0 million for the 13 weeks ended March 29, 2009 from $44.6 million for the corresponding period last year. The increase was primarily attributed to new retail stores opened in the last 12 months. The Company opened two new retail locations in the quarter.

Specialty net revenue increased 7% to $24.1 million, compared to $22.5 million for the corresponding period last year.  At the end of the quarter, approximately 8,400 grocery stores carried Peet’s coffee. Within the specialty business, grocery sales grew 11%, foodservice and office was up 10%, and home delivery sales were down 8% compared to the same period last year.

Cost of sales and related occupancy costs increased to $32.6 million, compared to $32.0 million for the corresponding period last year, but decreased as a percentage of net revenue to 45.2%, compared to 47.6% for the corresponding period last year.  The decrease from last year was due to effective cost controls in the plant and retail stores, higher prices in retail and grocery, favorable product mix in foodservice and office, and lower milk and shipping costs, partially offset by higher green coffee costs.

Operating expenses increased to $25.2 million, compared to $23.5 million for the corresponding period last year, but decreased slightly as a percentage of net revenue to 34.9%, compared to 35.0%, for the corresponding period last year.  The decrease was primarily due to effective cost management in the retail business, including lower training, repairs and supplies spending, as well as leveraging of retail overhead costs.  This was mostly offset by higher costs in grocery to support the expansion of the direct store delivery sales system into the eastern U.S.

General and administrative expenses increased to $5.9 million compared to $5.6 million for the same period last year driven by higher payroll related costs, partially offset by lower administration costs.

Depreciation and amortization expenses increased to $3.6 million, compared to $3.1 million for the corresponding period last year. The increase was primarily due to the opening of 16 new retail stores in the last 12 months.

The Company ended the quarter with cash and cash equivalents plus investments of $16.6 million.

Peet’s Coffee & Tea, Inc. Q1 2009 Conference Call

The Company will report its first quarter 2009 earnings results via conference call on Tuesday, April 28, 2009.  The teleconference will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1-877-545-1489. The call will be simultaneously webcast on Peet’s web site at www.peets.com. A replay of the teleconference will be available at 5:00 p.m. PT/ 8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on, May 5, 2009 at 1-888-203-1112 or 1-719-457-0820, using access code 7479322.  It will also be archived at http://investor.peets.com/medialist.cfm through April 28, 2010, at 8:59p.m. PT/11:59 p.m. ET.

ABOUT PEET’S COFFEE & TEA, INC.

Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet's buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, California by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet's has a rapidly growing, passionate customer following that seeks out Peet's coffees wherever they go. Peet's is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2009 forecasted earnings per diluted share. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the current recession and its ongoing negative impact on consumer spending, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2008.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	March 29,	December 28,
	2009	2008

ASSETS

Current assets
Cash and cash equivalents	$12,003	$4,719
Short-term marketable securities	4,558	8,600
Accounts receivable, net	10,115	11,924
Inventories	22,572	26,124
Deferred income taxes - current	2,922	2,922
Prepaid expenses and other	5,499	7,193
Total current assets	57,669	61,482

Property, plant and equipment, net	108,391	107,914
Deferred income taxes - non current	3,068	3,059
Other assets, net	2,812	3,897

Total assets	$171,940	$176,352

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$9,366	$9,858
Accrued compensation and benefits	8,294	8,852
Deferred revenue	4,979	6,350
Total current liabilities	22,639	25,060

Deferred lease credits	7,030	6,645
Other long-term liabilities	808	740
Total liabilities	30,477	32,445

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:12,880,000 and 13,174,000 shares	84,669	90,123
Accumulated other comprehensive income (loss)	(9)	34
Retained earnings	56,803	53,750

Total shareholders' equity	141,463	143,907

Total liabilities and shareholders' equity	$171,940	$176,352

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended
	March 29,	March 30,
	2009	2008

Retail stores	$47,982	$44,609
Specialty sales	24,122	22,526
Net revenue	72,104	67,135

Cost of sales and related occupancy expenses	32,568	31,989
Operating expenses	25,171	23,529
General and administrative expenses	5,938	5,562
Depreciation and amortization expenses	3,607	3,070
Total costs and expenses from operations	67,284	64,150

Income from operations	4,820	2,985

Interest income	78	304

Income before income taxes	4,898	3,289

Income tax provision	1,845	1,198

Net income	$3,053	$2,091

Net income per share:
Basic	$0.23	$0.15
Diluted	$0.23	$0.15

Shares used in calculation of net income per share:
Basic	13,039	13,956
Diluted	13,241	14,236

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Thirteen weeks ended
	March 29,	March 30,
	2009	2008

Cash flows from operating activities:
Net income	$3,053	$2,091
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,141	3,605
Amortization of interest purchased	27	60
Stock-based compensation	643	668
Excess tax benefit from exercise of stock options	(28)	(30)
Tax benefit from exercise of stock options	17	19
Loss on disposition of assets and asset impairment	7	49
Deferred income taxes	(9)	-
Changes in other assets and liabilities:
Accounts receivable, net	1,809	(44)
Inventories	3,552	2,010
Prepaid expenses and other current assets	1,694	(178)
Other assets	177	3
Accounts payable, accrued liabilities and deferred revenue	(3,235)	1,075
Deferred lease credits and other long-term liabilities	453	529
Net cash provided by operating activities	12,301	9,857

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,787)	(8,828)
Changes in restricted investments	884	-
Proceeds from sales and maturities of marketable securities	3,972	1,765
Purchases of marketable securities	-	(917)
Net cash provided by/(used in) investing activities	1,069	(7,980)

Cash flows from financing activities:
Net proceeds from issuance of common stock	450	544
Purchase of common stock	(6,564)	-
Excess tax benefit from exercise of stock options	28	30
Net cash provided by/(used in) financing activities	(6,086)	574

Increase in cash and cash equivalents	7,284	2,451
Cash and cash equivalents, beginning of period	4,719	15,312

Cash and cash equivalents, end of period	$12,003	$17,763

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$1,548	$2,772
Other cash flow information:
Cash paid for income taxes	21	119

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended March 29, 2009
Net revenue	$47,982	100.0%	$24,122	100.0%		$72,104	100.0%
Cost of sales and occupancy	20,525	42.8%	12,043	49.9%		32,568	45.2%
Operating expenses	19,756	41.2%	5,415	22.4%		25,171	34.9%
Depreciation and amortization	2,762	5.8%	427	1.8%	$418	3,607	5.0%
Segment operating income	4,939	10.3%	6,237	25.9%	(6,356)	4,820	6.7%

For the thirteen weeks ended March 30, 2008
Net revenue	$44,609	100.0%	$22,526	100.0%		$67,135	100.0%
Cost of sales and occupancy	20,356	45.6%	11,633	51.6%		31,989	47.6%
Operating expenses	19,026	42.7%	4,503	20.0%		23,529	35.0%
Depreciation and amortization	2,378	5.3%	340	1.5%	$352	3,070	4.6%
Segment operating income	2,849	6.4%	6,050	26.9%	(5,914)	2,985	4.4%